UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2010

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-33531	46-0510685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 3, 2010, AeroGrow International, Inc. (the “Company”), First Capital, LLC d/b/a First Capital (“FCC”), and Jack J. Walker, as guarantor, executed a Forbearance Agreement and Fifth Amendment (the “Fifth Amendment”) to the Loan and Security Agreement dated as of June 23, 2008 (as amended, restated or otherwise modified from time to time) (the “Revolving Credit Facility”), effective as of April 30, 2010.  Under the Fifth Amendment FCC agreed to forbear from exercising its rights and remedies with regard to the Company’s non-compliance with financial covenants until May 21, 2010, if no other defaults occur.  The Fifth Amendment enables the Company to borrow up to $600,000 more than would otherwise be permitted by the applicable borrowing base calculation under the Revolving Credit Facility until the earlier of (i) the Company closing on a sale of subordinated secured convertible promissory notes, or (ii) the termination date of the forbearance period.  In addition, the Fifth Amendment sets the maximum borrowing under the Revolving Credit Facility at $2,000,000 until such time as the Company closes on a sale of subordinated secured convertible promissory notes, at which time the maximum borrowing amount is required to be reduced to $1,000,000.  The Fifth Amendment provides for a $500 per day forbearance fee, with such fee to be payable on the earlier of (i) May 21, 2010 or (ii) the date on which loans under the Revolving Credit Facility are repaid in full.

Item 2.03.  Creation of a Direct Financial Obligation

On May 6, 2010, the Company closed on the private sale of units (the “Units”) comprising an aggregate of $4,200,000 in 8% subordinated secured convertible promissory notes (the “Notes”) and an aggregate of 42,000,000 warrants to purchase common stock of the Company (the “Warrants”).  The Units were sold at a price equal to the face value of the Notes.  Consideration for the Units sold comprised $3,265,000 in cash and $935,000 from the conversion of existing obligations of the Company into the Notes.

The Notes bear interest at 8% per year, payable quarterly in cash, additional Notes, or in registered common stock of the Company, at the option of the Company, and mature on May 6, 2013.  The Notes can be converted into shares of the Company's common stock at any time, initially at a conversion price of $0.10 per share. The Notes will automatically convert into shares of the Company’s common stock in the event (i) there is an effective registration statement registering the resale under the Securities Act of 1933 (“Securities Act”) of the underlying stock (“Conversion Shares”) or the Conversion Shares are eligible to be resold without restriction or limitation under Rule 144 under the Securities Act, and (ii)  the closing bid price of the Company’s common stock as quoted on the OTC Bulletin Board or other principal trading market is at least $0.25 per share for 20 out of 30 consecutive trading days with an average daily trading volume of at least one million shares.  The Notes are secured by a subordinated lien on all assets of the Company.

Each Warrant entitles the holder to purchase one share of the Company's common stock at a price of $0.20 per share, and contains customary anti-dilution rights (for stock splits, stock dividends and sales of substantially all the Company’s assets) and piggyback registration rights.  The Warrants expire May 6, 2015.

With the proceeds from the offering the Company plans to invest in advertising and marketing programs to support its direct-to-consumer business, provide general working capital, pay commissions and expenses related to selling the Units, and repay certain outstanding obligations.

The issuance of the Units was conducted in reliance upon exemptions from registration requirements under the Securities Act, including, without limitation, those under Regulation D promulgated under the Securities Act.  The Units were offered and sold only to investors who are “accredited investors,” as defined in Rule 501 of Regulation D under the Securities Act.

The Units sold to date have not been, and any additional Units which may be sold will not be, registered under the Securities Act and may not be reoffered or resold in the United States absent registration or an applicable exemption from registration.

Item 3.02.  Unregistered Sales of Equity Securities

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

Dated: May 7, 2010	By:	/s/ H. MacGregor Clarke
H. MacGregor Clarke
Chief Financial Officer and Treasurer